EXHIBIT  11
                                                                     -------  --

                    COMPUTATION OF PER SHARE EARNINGS (LOSS)

                           National Datacomputer, Inc.
          Statement recomputation of net income (loss) per common share


                                                                            March 31,             March 31,
                                                                               2000                  1999
                                                                           -----------           -----------
Net income (loss), as reported                                             $   104,287           $  (199,626)

Preferred stock preference items:

Discount inherent in conversion terms of Series F
        convertible preferred stock upon issuance                          $      --             $   (18,750)

Interest on Series B, C, D and F convertible preferred stock               $   (95,880)          $  (104,500)
                                                                           -----------           -----------

Total preferred stock preference item                                      $   (95,880)          $  (123,250)

Net income (loss) attributable to common stockholders                      $     8,407           $  (322,876)

Weighted average shares outstanding:

A. Shares attributable to common stock outstanding                           4,128,018             2,537,859
B. Shares attributable to convertible preferred stock outstanding                 --                    --
C. Shares attributable to common stock options and warrants
        pursuant to APB 15, paragraph 38 (a)                                      --                    --
                                                                           -----------           -----------

Weighted average shares outstanding                                          4,128,018             2,537,859
                                                                           ===========           ===========

Net income (loss)  per share                                               $      0.00           $     (0.13)
                                                                           ===========           ===========

Note: Due to the Company's net loss, no exercises of options or conversions of preferred stock have been assumed, all such items would be anti-dilutive.